Filed pursuant to Rule 433
Registration Statement No. 333-157007

Jerry Carlisle, Drilling Supervisor

Dear Shareholder and/or Friend of Zion...

Drilling Operations on the Ma'anit-Rehoboth #2 Well

In previous updates, I have profiled the equipment and people that we have brought into Israel, such as the Drilling Rig and Rig Crews (from Aladdin Middle East Ltd in Turkey) headed up by their Drilling Manager, Mr. Tuncay Karadayi, and also the 5-person Directional Drilling Team (from Baker Hughes INTEQ in Italy) led by Mr. Carlo Chiappa.

In today's update, I want to highlight Zion's Drilling Supervisor on this well, Mr. Jerry Carlisle. The Drilling Supervisor is vital to the success of any drilling operation and we needed an experienced professional to supervise the drilling of the Ma'anit-Rehoboth #2 well. Jerry came into Israel, especially for Zion, from Point, Texas, U.S.A.

Jerry has worked for some of the biggest and best oil companies in the world, such as Exxon and Shell. He has drilled wells all over the world, such as in Alaska (at a temperature of minus 75 degrees Fahrenheit) and in Kuwait (at a temperature of plus 147 degrees Fahrenheit).

Jerry is Zion's representative at the drill site and is the person 'in charge' at the site. The job of Drilling Supervisor is a 24/7 job. For the duration of the drilling, Jerry lives at the drill site and sleeps in his dedicated cabin next to the drilling rig. In order to rest, he 'catnaps', but he can be woken anytime in order to answer questions by the rig crew supervisor, the mud logging people, the directional drilling team or just about anybody with a question relating to the drilling.

The photograph above shows Jerry at the Ma'anit-Rehoboth #2 drilling site. As you can see on his hat, Jerry's motto is: 'Git er done safely'.

Our insurers would certainly agree with that sentiment...

Drilling Progress Report

Here is (weekly) Progress Report #3, for the week ended Friday, May 29, 2009. The Report is from Zion's President and Chief Operating Officer, Glen Perry.

"As I mentioned last week, the remaining drilling operations on the Ma'anit-Rehoboth #2 well can be divided into five steps:

(1)    Drilling directionally into the Triassic formation, a depth of  approximately 15,400 feet (4,750 meters).

(2)    Appraisal and evaluation of the Triassic formation using electrical wireline well logs.

(3)    Setting and cementing casing at that depth.

(4)    Drilling deeper to the Permian formation, a depth of approximately 18,000 feet (5,500 meters).

(5)    Appraisal and evaluation of the Permian formation using electrical wireline well logs.

This past week we have successfully reached our maximum angle of deviation and are now drilling, 'directionally' on a straight track, towards our Triassic formation target.  We have now reached a depth of approximately 11,320 feet (3,450 meters).

The drilling is going very well indeed. We got 940,000 total revolutions on the last drilling bit - which is excellent performance. To date, our maximum drilling rate has been approximately 35 feet (10.7 meters) per hour and we have been averaging approximately 15 feet (4.6 meters) per hour. That exceeds our expectations.

Rights Offering

Our ability to reach the deep Permian formation is dependent on us raising further funds, so we are holding a Rights Offering. Anyone who was a stockholder on the record date of May 4, 2009, has the right to purchase some more Zion stock at $5.00 per share of stock.

If you are a stockholder, I hope you will exercise your rights to purchase Zion stock at $5.00 and even consider an over-subscription.

Please be aware that the rights offering is set to expire on June 10, 2009. Although we may, at our discretion, extend that expiration date, if you do want to exercise your rights before they expire, don't wait until it is too late.

Proxy

Finally, if you have received a Proxy voting form, it would really help us if you would vote. You can vote by internet, by telephone or by mailing the completed form, so please take two minutes and make your vote count.

Psalm 51:18 - In your good pleasure, make Zion prosper...

Thank you for your continued support of Zion, and Shalom from Israel Richard Rinberg CEO of Zion Oil & Gas, Inc. www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, drilling efforts and potential results thereof and plans contingent thereon, are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the rights offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas will send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466).

The securities are offered by prospectus only, and only within those States and other jurisdictions in which the securities may be sold, and this announcement is neither an offer to sell nor a solicitation of any offer to buy in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities of any such state or jurisdiction.

More information about the offering is available at www.zionoil.com. A copy of the prospectus can be obtained on request, by calling toll free 1-888-TX1-ZION (1-888-891-9466) or by contacting Kim Kaylor at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com